Exhibit 10.1

Separation Agreement and General Release

This Agreement is made as of the Effective Date set forth below, between PeopleSoft, Inc. (“PeopleSoft”) having a place of business at 4460 Hacienda Drive, Pleasanton, California 94558 and Ram Gupta (“Gupta”). (Also referred to as “Parties”)

WHEREAS, the parties wish to avoid any future dispute or litigation regarding Gupta’s employment with PeopleSoft;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment. It is agreed that Gupta’s employment is terminated effective at the end of regular business on October 11, 2004 (“Employment Termination Date”), and Gupta hereby, renounces forever any claim related to his employment or to the termination of his employment from PeopleSoft.

2.	Separation Payment, Bonus, Indemnification & Stock Rights. In return for Gupta’s execution of this Agreement, PeopleSoft agrees that Gupta shall be indemnified according to the terms of the attached Indemnification Agreement, effective October 12, 2004 between Gupta and PeopleSoft, and that Gupta will receive the following, and agrees to make the payments, as specified below:

i.	Separation Payment. In return for Gupta’s execution of this Agreement, PeopleSoft agrees to pay the amount of Four Hundred Twenty-five Thousand Dollars ($425,000.00), less deductions required by law.

ii.	Bonus. PeopleSoft agrees to pay the amount of Four Hundred Thousand Dollars ($400,000.00), less deductions required by law. This amount reflects 12 months of Gupta’s target bonus pursuant to the Company’s Executive Management Bonus Plan at Gupta’s current rate.

iii.	Restricted Stock Payout. PeopleSoft agrees to pay the amount of One Hundred Twenty-four Thousand, One Hundred Forty-seven and twenty-one cents ($124,147.21), less deductions required by law. This amount reflects the current value of the 2,562 Restricted Stock Shares subject to vest on October 30, 2004 and the 3,125 Restricted Stock Shares subject to vest on November 5, 2004, valuing at $21.83 per share, the closing market price on October 11, 2004, Gupta’s termination date.

iv.	Stock Option Vesting. PeopleSoft agrees to provide credit for 12 months of employment toward vesting of stock options, granted prior to October 11, 2004, Gupta’s termination date, unless the plan under which the Options were granted prohibits such credit or acceleration or provides for alternative vesting.

These payments and stock vesting rights are commensurate with PeopleSoft’s Executive Severance Policy for Executive Vice Presidents as amended on June 17, 2004 and signed by Gupta on June 18, 2004. Payments will be made in 8 days following the execution of this Agreement provided that Gupta does not revoke the release contained in Section 7 below.

3.	COBRA. PeopleSoft agrees to pay the COBRA premium for Gupta and any covered dependents for a period of twelve (12) months, through November 30, 2005, or until Gupta secures gainful employment, whichever occurs first. Gupta is responsible for initiating COBRA coverage effective November 1, 2004. Beginning December 1, 2005, Gupta will be responsible for COBRA premiums if he wishes to continue COBRA coverage

4. Executive Career Transition Assistance. PeopleSoft agrees to pay for up to three (3) months of executive career transition assistance to be provided by Right Management Consultants, or a third party to be named by Gupta. Under no conditions will Gupta receive a cash equivalent of the value of such career transition assistance. If Gupta elects to use these services, these services will not commence until Gupta and PeopleSoft have executed this Agreement.

5. Non-Solicitation. Gupta agrees that during the six-month period following October 11, 2004, without the prior written consent of PeopleSoft’s General Counsel, Gupta will not recruit or solicit any person who is an employee or consultant of PeopleSoft as of the Effective Date, or otherwise encourage any such person to terminate or curtail his or his employment or consulting relationship with PeopleSoft.

6. Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Gupta of any provision of this Agreement (including without limitation, any of the provisions of paragraph 5), PeopleSoft shall be entitled to an injunction restraining Gupta from violating any such provision. Nothing herein contained shall be construed as prohibiting PeopleSoft from pursuing damages or any other remedies available to it for such breach.

7. General Release. In return for the terms of this Agreement, the sufficiency of which Gupta hereby acknowledges, Gupta forever fully releases, remises, acquits and discharges PeopleSoft and its agents, officers, partners, shareholders, directors, employees, subsidiaries, attorneys, representatives, successors and assigns, and each of them, from any and all claims, rights, demands, actions, obligations, liabilities, causes of action, damages, and losses of any and every kind, nature and character known or unknown, existing, or which could be claimed to exist as of the Effective Date, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, including without limitation, any potential claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, (or any state statute providing similar protection) the Employment Retirement Income Security Act, Older Workers Benefit Protection Act, The Fair Employment and Housing Act, as well as any other claim, whether known or unknown, arising from or connected in any way whatsoever with Gupta’s employment with PeopleSoft and or termination of employment. Gupta hereby waives all rights or benefits under all state or federal laws or regulations that might otherwise be applicable to this release including, without limitation, Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement by the debtor.

8. Acknowledgement of Waiver of Claims Under ADEA. By this Agreement, Gupta has been advised to consult an attorney prior to signing this waiver of his rights, including those, if any, under the Age Discrimination in Employment Act (“ADEA”) and the Older

Workers Benefit Protection Act. Gupta understands that he has twenty-one (21) calendar days in which to consider whether to sign this waiver, although he is not required to wait twenty-one (21) calendar days before signing. Gupta further understands that he may revoke his approval of this Agreement within seven (7) calendar days after signing it

9. Confidential Information. Gupta shall continue to maintain the confidentiality of all Trade Secrets of PeopleSoft and shall continue to comply with the terms and conditions of all confidentiality agreements previously executed by Gupta.

10. Successors, Assigns, Merger. This Agreement shall be binding upon and shall inure to the benefit of PeopleSoft and its successors and assigns. This Agreement shall be binding upon Gupta and shall inure to his benefit and to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Gupta.

11. Entire Agreement. This Agreement constitutes the entire agreement between PeopleSoft and Gupta relating to the matters provided for herein. This Agreement supersedes and replaces any prior verbal or written agreements or representations between the parties regarding the matters addressed herein. This Agreement may be amended or altered only in a writing signed by PeopleSoft and by Gupta.

12. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of law principles.

13. No Admission. It is understood and agreed that the above consideration will be provided without any admission of liability or wrongdoing on the part of Gupta and/or PeopleSoft.

14. Payment of Salary. Gupta acknowledges and represents that PeopleSoft has paid all salary, wages, bonuses, commissions and all other benefits due to his as of the date he executes this Agreement, except for the payments pursuant to this Agreement.

15. Representations. Gupta represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against PeopleSoft or any of its employees or consultants. Gupta also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against PeopleSoft or any of its employees or consultants.

16. Confidentiality. Gupta agrees to maintain the confidentiality of the existence of this Agreement, the contents and the terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Gupta agrees to take every reasonable precaution to prevent disclosure of any Settlement Information and agree that they will not initiate any publicity, directly or indirectly, concerning any Settlement Information. Gupta agrees to take every precaution to disclose Settlement Information only to his attorneys, accountants, his immediate family members or others as required by law. The parties agree that the damage to either party caused by a breach of this paragraph would be difficult to ascertain with certainty.

17. Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover as damages its reasonable attorneys’ fees and costs.

18. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and carefully read and understands the scope and effect of this Agreement. Neither party has relied upon any representation or statement made by the other party hereto which is not specifically set forth in this Agreement.

19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.

20. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

21. Stay of Time. In the event either party violates the provisions of this Agreement, the running of the time period of such provisions so violated shall be suspended automatically and retroactively upon the date of such violation (as subsequently determined by an arbitrator or court of competent jurisdiction) and shall resume on the date such violation permanently ceases.

The original signed copy of this Agreement must be returned to PeopleSoft at the following address:

PeopleSoft, Inc.
Attn: Darnelle Aynesworth, Director, Employee Relations
4500 PeopleSoft Parkway, PO Box 9020
Pleasanton, CA 94588

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

Effective Date: October 12, 2004

PEOPLESOFT, INC.		EMPLOYEE

By:	/s/ Darnelle Aynesworth	/s/ Ram Gupta

	Director, Employee Relations	Ram Gupta

		Date Executed	October 12, 2004

By:	/s/ Monika Fahlbusch

Vice President, Human Resources